Exhibit 10.26

Summary of Outside Director Cash Remuneration

Effective May 4, 2004, cash compensation for each director who is not also an employee of the Company is as follows:

(a)	A $40,000 annual fee for service as a director.

(b)	A fee of $1,500 for each Board of Directors meeting attended.

(c)	An additional $3,000 annual fee for service on the Audit Committee.

(d)	An additional $3,000 annual fee for service on the Compensation Committee.

(e)	An additional $3,000 annual fee for service on the Nominating and Governance Committee.

(f)	An additional $10,000 annual fee for service as Chairman of the Audit Committee.

(g)	An additional $5,000 annual fee for service as Chairman of the Compensation Committee.

(h)	An additional $5,000 annual fee for service as Chairman of the Nominating and Governance Committee.

All such cash fees are cumulative, and not in the alternative.

All directors also receive reimbursement for travel and other expenses directly related to activities as directors.